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Atlas Air Worldwide
Reports Third-Quarter Earnings

Net Income of $28.2 Million, $1.07 per Share, on Revenues of $362.9 Million

PURCHASE, N.Y., November 3, 2011 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW), a leading global provider of outsourced aircraft and aviation operating services, today announced earnings of $1.07 per diluted share for the third quarter of 2011.

Earnings in the third quarter were driven by our core, long-term ACMI business, complemented by increased AMC Charter demand, including our new military passenger service.

Results during the quarter benefited from the global scale of our time-definite operations, with growing airfreight demand in the Middle East, Africa and South America, which are key markets for our customers. Our strong ACMI segment results reflected a reallocation of 747-400 freighter capacity from Commercial Charter to meet increased ACMI customer demand in 2011.

“Over the last several years, we have transformed our business and we believe that our modern, efficient fleet, business mix and solid balance sheet will allow us to continue to do well in all economic conditions,” said William J. Flynn, President and Chief Executive Officer.

“While the weak global economy has affected the airfreight market and our business during the third quarter, we expect substantial improvement in our fourth-quarter results driven by increased customer utilization of our ACMI aircraft; introduction of our 747-8F aircraft into service; increased Commercial Charter demand; substantially lower maintenance expense; and continued productivity improvement and cost controls.”

We now expect full-year earnings in excess of $4.30 per diluted share in 2011, reflecting the continuing strong performance of our core, long-term ACMI business offset by softer charter market conditions; further Boeing 747-8F delivery delays; lower-than-anticipated Boeing Dreamlifter flying affecting the Company’s CMI operations; and additional start-up expenses for new growth initiatives.

Softer demand out of Asia during the third quarter resulted in reduced opportunities for return-leg commercial charters following one-way AMC missions. Combined with lower yields on commercial charters out of Asia, we anticipate reduced full-year contribution from Commercial Charter in 2011.

Performance in our Commercial Charter business in South America remains strong, and overall performance in Commercial Charter in the fourth quarter of 2011 is expected to improve from our third quarter results, reflecting higher demand and lower maintenance expense.

We took delivery of our first 747-8F aircraft on November 2, 2011, and currently expect to receive two more later this year, reflecting an aggregate additional delay of nearly two months in deliveries by Boeing.

As a result of adjustments in Boeing’s 787 production program, we expect the contribution in 2011 from CMI flying of Dreamlifter aircraft for Boeing to be reduced accordingly.

AMC passenger operations, 767 CMI flying for DHL, new 747-8F capacity and other growth initiatives will drive increased Company revenues and earnings and improved business mix in 2011 and beyond.

Third-Quarter and Nine-Month Results

Net income attributable to common stockholders for the three months ended September 30, 2011 totaled $28.2 million, or $1.07 per diluted share, on revenues of $362.9 million and pretax earnings of $45.8 million.

2010 third-quarter net income attributable to common stockholders was $33.8 million, or $1.29 per diluted share, on revenues of $326.7 million and pretax earnings of $55.2 million.

For the nine months ended September 30, 2011, net income attributable to common stockholders totaled $62.6 million, or $2.37 per diluted share, on revenues of $1.01 billion and pretax earnings of $101.9 million.

In 2010, our nine-month net income attributable to common stockholders totaled $100.3 million, or $3.85 per diluted share, on revenues of $978.1 million and pretax earnings of $170.8 million. Net income attributable to common stockholders for the first nine months of 2010 included incremental revenues of $28.8 million and after-tax earnings of $18.0 million, or $0.69 per diluted share, related to the movement of M-ATVs for the U.S. military.

Outlook

“We received our first 747-8 freighter yesterday. Our new 747-8Fs reinforce our market-leading position in outsourced aircraft and aviation operating services, and we believe they will drive substantial growth and profitability of our business,” Mr. Flynn noted.

“We have placed our first five 747-8Fs. These placements extend long-standing relationships with two of our premier customers, British Airways and Panalpina, and we look forward to placing additional 747-8 and 747-400 freighters.”

By year-end 2012, our cargo operations are expected to include seven 747-8Fs (with two additional aircraft to be delivered in the first half of 2013) and 24 747-400 freighters. We also expect to have two passenger 747-400s and three passenger 767-300s providing charter service to the U.S. military and other customers.

In addition, we anticipate that we will operate at least 11 customer-owned aircraft in our CMI (crew, maintenance and insurance) operations. These operations include four 747 Large Cargo Freighters (Dreamlifters) for Boeing, five 767 freighters for DHL Express, and two 747-400 passenger aircraft for SonAir.

As previously disclosed, we are planning to retire our five remaining older-generation 747-200 cargo aircraft by mid-2012, with modern, more-efficient 747-400F aircraft providing continuing service in our AMC and Commercial Charter operations.

Mr. Flynn concluded: “Our 747-8F aircraft will drive volumes and profitability in our core ACMI business, as we have previously indicated. At the same time, we continue to expect that volumes in our military passenger business, including our new B767 operations, will grow to more than 10,000 block hours in 2012 from about 1,200 block hours this year and none in 2010.

“Given the combination of our innovative customer solutions, our ability to capitalize on changing market demand, our strategic growth initiatives, and our effectiveness in executing our business model, we are very well-positioned to drive our revenues and earnings to higher sustained levels over the next several years and beyond.”

Conference Call

Management will host a conference call to discuss Atlas Air Worldwide’s third-quarter 2011 financial and operating results at 11:00 a.m. Eastern Time on Thursday, November 3, 2011.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com (click on “Investor Information”, click on “Presentations” and on the link to the third-quarter call) or at the following Web address:

http://www.media-server.com/m/p/q8i2867f.

For those unable to listen to the live call, a replay will be available on the above Web sites following the call. A replay will also be available through November 10 by dialing (855) 859-2056 (domestic) and (404) 537-3406 (international) and using Access Code 21740718#.

3Q11 Performance versus 3Q10

Operating revenues of $362.9 million in the third quarter of 2011 were $36.2 million, or 11%, higher than the year-earlier period, primarily reflecting increases in volumes and revenue per block hour in our long-term, core ACMI business and AMC Charter operations, partially offset by a reduction in Commercial Charter volumes.

Total block hours increased 6% (35,183 block hours versus 33,277) compared with the third quarter of 2010, while average operating aircraft, excluding Dry Leasing aircraft, increased 8% (31.4 compared with 29.2). Average utilization of operating aircraft, excluding Dry Leasing aircraft, totaled approximately 12.2 hours per aircraft per day during the quarter compared with 12.4 in the third quarter of 2010.

In ACMI, revenues of $163.4 million increased $18.7 million, or 13%, driven by an increase in block-hour volumes (26,426 versus 24,251) and average ACMI revenue per block hour ($6,184 versus $5,966). Higher block-hour volumes compared with the third quarter of 2010 largely reflected the addition of a second aircraft for Panalpina in October 2010 and two incremental aircraft for DHL in March 2011. In addition, the Company began CMI Dreamlifter flights for Boeing in July 2010. Reflecting the improvement in block-hour volumes, ACMI customers flew 4.5% above contractual minimums during the quarter. The increase in revenue per block hour during the third quarter primarily reflected contractual rate increases in existing customer contracts and higher rates on new contracts.

For the quarter, an average of 21.6 aircraft (19.9 Boeing 747-400s, 0.1 Boeing 747-200, and 1.6 CMI aircraft) supported our ACMI operations, compared with an average of 19.0 aircraft (17.6 Boeing 747-400s and 1.4 CMI aircraft) in the third quarter of 2010.

AMC Charter revenues of $122.6 million increased $50.1 million, or 69%, in the latest quarter, due to increases in block hours and revenue per block hour. Block-hour volumes increased 35% (5,033 block hours versus 3,729) compared with the third quarter of 2010, primarily due to an increase in AMC cargo demand and 467 block hours for AMC passenger missions, which we began to fly in the second quarter of 2011. Block-hour rates increased 25% ($24,355 versus $19,444), reflecting an increase in the average “pegged” fuel price paid by the U.S. military ($3.97 per gallon versus $2.68) and higher rates paid on 747-400 aircraft utilized during the quarter.

An average of 6.3 aircraft (2.8 Boeing 747-400s and 3.5 Boeing 747-200s) supported our AMC Charter operations during the quarter, compared with an average of 4.3 aircraft (0.6 Boeing 747-400s and 3.7 Boeing 747-200s) in the third quarter of 2010.

In Commercial Charter, revenues of $70.4 million were $33.7 million, or 32%, lower than the third quarter of 2010. Revenues were driven by a reduction in block-hour volumes (3,358 versus 5,090) partially offset by an increase in block-hour rates ($20,951 versus $20,441). Block-hour volumes primarily reflected the redeployment of 747-400 aircraft to long-term ACMI flying to meet increased ACMI customer demand. In addition, softer demand out of Asia resulted in a reduction in opportunities for return-leg commercial charters following one-way AMC missions. Block-hour rates primarily reflected the recovery of increased aircraft fuel costs in South American markets during the quarter, partially offset by lower yields on commercial charters out of Asia.

For the quarter, an average of 3.5 aircraft (2.1 Boeing 747-400s and 1.4 Boeing 747-200s) supported our Commercial Charter operations, compared with an average of 5.9 aircraft (3.7 Boeing 747-400s and 2.2 Boeing 747-200s) in the third quarter of 2010.

Operating Expenses

Operating expenses in the third quarter of 2011 totaled $319.4 million, an increase of $47.6 million, or 18%, compared with the same quarter in 2010, largely reflecting increases in aircraft fuel, labor expense, aircraft maintenance, travel and aircraft rent.

Aircraft fuel expense of $103.7 million increased $29.4 million, or 40%, compared with the third quarter of 2010. Higher fuel prices, reflecting a 48% increase in the AMC Charter pegged fuel price and a 38% increase in Commercial Charter fuel prices ($3.20 per gallon versus $2.32), added approximately $33.3 million to fuel expense, while lower fuel consumption, primarily driven by a 30% decline in Commercial Charter fuel gallons consumed (12,414 versus 17,786), offset $3.8 million of the fuel price impact.

Labor expense of $61.9 million during the quarter increased $5.7 million, or 10%, primarily due to the increase in total block hours flown.

Maintenance expense of $47.8 million increased $3.0 million, or 7%, during the quarter, primarily due to increases in heavy airframe check expense (approximately $3.1 million) and in line and other non-heavy maintenance expense (approximately $2.7 million), partly offset by a reduction in engine overhaul expense (approximately $2.8 million).

Heavy maintenance activity during the quarter included two C Checks and one D Check on 747-400 aircraft and two C Checks on 747-200 aircraft, compared with one 747-400 C Check and two 747-400 D Checks in the third quarter of 2010. In addition, there were four engine overhauls during the period compared with seven in the third quarter of 2010.

Aircraft rent of $41.1 million during the quarter was $2.3 million, or 6%, higher than in the third quarter of 2010 due to the leasing of additional aircraft and spare engines in 2011.

Travel expense of $11.3 million increased $2.3 million, or 26%, primarily due to the impact of higher airfares and increased block-hour volumes on the cost of international travel. In addition, increased ground staff travel related to on-boarding new aircraft and maintenance activities.

Other operating expenses totaled $25.0 million during the quarter, an increase of $2.3 million, or 10%, versus the third quarter of 2010, primarily due to commissions related to increased AMC Charter revenue and contract services for flight attendants and passenger catering.

Net Interest and Other Non-Operating Expenses

Net interest income totaled $2.2 million during the quarter, an improvement of $1.9 million compared with the third quarter of 2010, primarily reflecting an increase in capitalized interest.

Income Taxes

Third-quarter results included an income tax expense of $17.5 million compared with an income tax expense of $21.2 million in the third quarter of 2010, resulting in an effective income tax rate of 38.1% versus a rate of 38.4%.

Our effective income tax rates differ from the U.S. federal statutory rate primarily due to the income tax impact of global operations, U.S. state income taxes, and the non-deductibility of certain items for tax purposes.

Cash, Cash Equivalents, Restricted Cash and Short-Term Investments

At September 30, 2011, our cash, cash equivalents, restricted cash and short-term investments totaled $545.5 million, compared with $595.1 million at December 31, 2010.

Excluding restricted cash, the change in cash, cash equivalents and short-term investments was primarily driven by an increase in capital expenditures and payments of debt, partially offset by cash provided by operating activities.

During the third quarter of 2011, we acquired a second 767-300ER passenger aircraft and two 747-400 passenger aircraft that will be deployed primarily in our military charter service. A third 747-400 passenger aircraft currently on short-term lease to us will be returned to the lessor when the lease expires at year-end.

On September 30, we borrowed $120.3 million under a 12-year term loan. The proceeds, which were classified as restricted cash on our balance sheet on September 30, were subsequently applied to the acquisition of our first 747-8 freighter in November.

Outstanding Debt

At September 30, 2011, our balance sheet debt totaled $524.0 million, including the impact of $53.2 million of unamortized discount.

The face value of our debt at September 30, 2011 totaled $577.2 million, compared with $544.2 million on December 31, 2010.

EBITDAR and EBITDA

EBITDAR, as adjusted for gains on asset sales, totaled $94.4 million in the third quarter of 2011 compared with $101.9 million in the third quarter of 2010. For the first nine months of 2010, EBITDAR, as adjusted for gains on asset sales and net accrual for legal settlements, totaled $245.2 million compared with $320.2 million in 2010.

EBITDA, as adjusted for gains on asset sales, totaled $53.3 million in the latest reporting period compared with $63.1 million in the third quarter of 2010. EBITDA, as adjusted for gains on asset sales and net accrual for legal settlements, for the first nine months of 2010 was $124.2 million compared with $205.1 million for the prior-year period.

About Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with U.S. GAAP, we present certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include EBITDAR, as adjusted; EBITDA, as adjusted; Direct Contribution; Adjusted Net Income Attributable to Common Stockholders; and Adjusted Diluted EPS, which exclude certain items. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Our management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and in planning and forecasting future periods. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance.

About Atlas Air Worldwide:

Atlas Air Worldwide is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, Atlas Air Worldwide operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of outsourced aircraft and aviation operating services that include ACMI service – in which customers receive an aircraft, crew, maintenance and insurance on a long-term basis; CMI service, for customers that provide their own aircraft; express network and scheduled air cargo service; military cargo and passenger charters; commercial cargo and passenger charters; and dry leasing of aircraft and engines.

Atlas Air Worldwide’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in Atlas Air Worldwide’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by Atlas Air Worldwide with the Securities and Exchange Commission on February 14, 2011. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, Atlas Air Worldwide is not providing guidance or estimates regarding its anticipated business and financial performance for 2011 or thereafter.

Atlas Air Worldwide assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2011	—	September 30, 2010	September 30, 2011	—	September 30, 2010

Operating Revenue
ACMI	$163,406		$144,685	$469,883		$383,917
AMC charter	122,581		72,506	316,230		303,314
Commercial charter	70,353		104,044	206,956		275,525
Dry leasing	3,065		2,157	6,742		5,384
Other	3,471		3,275	10,246		9,940

Total Operating Revenue	$362,876		$326,667	$1,010,057		$978,080

Operating Expenses
Aircraft fuel	103,663		74,221	278,188		222,336
Salaries, wages and benefits	61,911		56,244	185,173		177,677
Maintenance, materials and repairs	47,770		44,747	144,699		115,967
Aircraft rent	41,055		38,764	120,976		115,097
Landing fees and other rent	12,813		11,487	36,756		35,974
Travel	11,284		8,941	30,328		24,354
Depreciation and amortization	9,964		8,403	27,069		26,049
Ground handling and airport fees	6,036		6,423	17,141		17,645
Gain on disposal of aircraft	(163)		(161)	(464)		(3,541)
Other	25,043		22,702	72,580		80,177

Total Operating Expenses	319,376		271,771	912,446		811,735

Operating Income	43,500		54,896	97,611		166,345

Non-operating Expenses / (Income)
Interest income	(5,004)		(5,490)	(15,200)		(14,620)
Interest expense	9,801		10,176	30,009		30,396
Capitalized interest	(6,982)		(4,401)	(18,584)		(11,007)
Other (income) expense, net	(121)		(614)	(485)		(9,236)

Total Non-operating Income	(2,306)		(329)	(4,260)		(4,467)
Income before income taxes	45,806		55,225	101,871		170,812
Income tax expense	17,464		21,186	38,595		70,386

Net Income	28,342		34,039	63,276		100,426
Less: Net income attributable
to noncontrolling interests	136		235	706		176

Net Income Attributable
to Common Stockholders	$28,206		$33,804	$62,570		$100,250

Earnings per share:
Basic	$1.07		$1.31	$2.39		$3.90

Diluted	$1.07		$1.29	$2.37		$3.85

Weighted average shares:
Basic	26,291		25,855	26,201		25,736

Diluted	26,452		26,143	26,416		26,038

Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

		For the Three Months Ended		For the Nine Months Ended

	September 30, 2011		September 30, 2010	September 30, 2011	September 30, 2010

Operating Revenue:
ACMI		$163,406	$144,685	$469,883	$383,917
AMC Charter		122,581	72,506	316,230	303,314
Commercial Charter		70,353	104,044	206,956	275,525
Dry Leasing		3,065	2,157	6,742	5,384
Other		3,471	3,275	10,246	9,940
Total Operating Revenue	$	362,876	$326,667	$1,010,057	$978,080

Direct Contribution:

ACMI		$38,924	$34,809	$97,990	$87,097
AMC Charter		21,709	18,819	55,651	95,096
Commercial Charter		7,142	26,205	24,772	78,372
Dry Leasing		1,387	1,565	3,400	3,692
Total Direct Contribution for Reportable Segments		69,162	81,398	181,813	264,257
Unallocated income and expenses		(23,519)	(26,334)	(80,406)	(96,986)
Gain on sale of aircraft		163	161	464	3,541
Income before Income Taxes		45,806	55,225	101,871	170,812
Interest income		(5,004)	(5,490)	(15,200)	(14,620)
Interest expense		9,801	10,176	30,009	30,396
Capitalized interest		(6,982)	(4,401)	(18,584)	(11,007)
Other (Income) Expense, net		(121)	(614)	(485)	(9,236)
Operating Income	$	43,500	54,896	97,611	166,345

Atlas Air Worldwide uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct ownership costs. Atlas Air Worldwide currently has the following reportable segments: ACMI, AMC Charter, Commercial Charter, and Dry Leasing. Each segment has different operating and economic characteristics, which are separately reviewed by senior management.

Direct Contribution consists of income (loss) before taxes, excluding special charges, nonrecurring items, gains on the sale of aircraft, and unallocated fixed costs.

Direct costs include crew costs, maintenance costs, fuel, ground operations, sales costs, aircraft rent, interest expense related to aircraft debt and aircraft depreciation.

Unallocated income and expenses include corporate overhead, non-aircraft depreciation, interest income, foreign exchange gains and losses, other revenue and other non-operating costs, including one-time items.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended

	September 30, 2011	September 30, 2010	—	September 30, 2011	September 30, 2010

Income before income taxes	$45,806	$55,225		$101,871	$170,812
Net accrual for legal settlements	-	—		—	16,200
Gain on disposal of aircraft	(163)	(161)		(464)	(3,541)
Pretax income before net accrual for legal settlements and gain on disposal of aircraft	45,643	55,064		101,407	183,471
Interest expense, net	(2,185)	285		(3,775)	4,769
Other non-operating expenses	(121)	(614)		(485)	(9,236)
Operating income before non-operating items, net accrual for legal settlements and gain on disposal of aircraft	43,337	54,735		97,147	179,004
Depreciation and amortization	9,964	8,403		27,069	26,049
EBITDA, as adjusted*	53,301	63,138		124,216	205,053
Aircraft rent	41,055	38,764		120,976	115,097
EBITDAR, as adjusted*	$94,356	$101,902		$245,192	$320,150

• EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, net accrual for legal settlements, and gain on disposal of assets, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, net accrual for anticipated legal settlements, and gain on disposal of assets, as applicable.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended
		—	September 30, 2011	September 30, 2010	Percent Change

Net Income Attributable to Common Stockholders	$		28,206	$33,804	(16.6%)
After-tax impact from:
Gain on disposal of aircraft			(104)	(101)

Adjusted Net Income Attributable to Common Stockholders	$		28,102	$33,703	(16.6%)

Diluted EPS	$		1.07	$1.29	(17.1%)
After-tax impact from:
Gain on disposal of aircraft			-	—

Adjusted Diluted EPS	$		1.07	$1.29	(17.1%)

			For the Nine Months Ended

		—	September 30, 2011	September 30, 2010	Percent Change

Net Income Attributable to Common Stockholders	$		62,570	$100,250	(37.6%)
After-tax impact from:
Net accrual for legal settlements			-	16,200
Litigation settlement received			-	(5,513)
Gain on disposal of aircraft			(296)	(2,231)

Adjusted Net Income Attributable to Common Stockholders	$		62,274	$108,706	(42.7%)

Diluted EPS	$		2.37	$3.85	(38.4%)
After-tax impact from:
Net accrual for legal settlements			-	0.62
Litigation settlement received			-	(0.21)
Gain on disposal of aircraft			(0.01)	(0.09)

Adjusted Diluted EPS	$		2.36	$4.17	(43.4%)

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,		Percent	September 30,		Percent
	2011	2010	Change	2011	2010	Change
Fleet (average during the period)
ACMI	21.6	19.0	13.7%	21.6	17.5	23.4%
AMC Charter	6.3	4.3	46.5%	5.7	5.9	(3.4%)
Commercial Charter	3.5	5.9	(40.7%)	3.4	4.9	(30.6%)
Dry Leasing	3.0	1.0	200.0%	2.0	0.7	185.7%

Operating Aircraft	34.4	30.2	13.9%	32.7	29.0	12.8%

Out of Service (1)	0.5	-	NM	0.5	0.2	150.0%
Block Hours
ACMI	26,426	24,251	9.0%	76,313	65,405	16.7%
AMC Charter	5,033	3,729	35.0%	14,087	14,323	(1.6%)
Commercial Charter	3,358	5,090	(34.0%)	9,736	13,032	(25.3%)
Non revenue	366	207	76.8%	797	569	40.1%

Total Block Hours	35,183	33,277	5.7%	100,933	93,329	8.1%

Revenue Per Block Hour
ACMI	$6,184	$5,966	3.7%	$6,157	$5,870	4.9%
AMC Charter	24,355	19,444	25.3%	22,448	21,177	6.0%
Commercial Charter	20,951	20,441	2.5%	21,257	21,142	0.5%
Average Utilization (block hours per day)
ACMI	13.3	13.9	(4.3%)	12.9	13.7	(5.8%)
AMC Charter	8.7	9.4	(7.4%)	9.1	8.9	2.2%
Commercial Charter	10.4	9.4	10.6%	10.5	9.7	8.2%

All Operating Aircraft (2)	12.2	12.4	(1.6%)	12.0	12.1	(0.8%)
Fuel
AMC
Average fuel cost per gallon	$3.97	$2.68	48.1%	$3.56	$2.68	32.8%
Fuel gallons consumed (000s)	16,108	12,280	31.2%	45,571	44,030	3.5%
Commercial Charter
Average fuel cost per gallon	$3.20	$2.32	37.9%	$3.25	$2.32	40.1%
Fuel gallons consumed (000s)	12,414	17,786	(30.2%)	35,663	45,060	(20.9%)
(1) Out-of-service aircraft were temporarily parked during the period and are completely unencumbered. Permanently parked aircraft, all of which are also completely unencumbered, are not included in the operating statistics above.
(2) Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not contribute to block-hour volumes.